Planetlink Communications, Inc.

                               1415 Bookhout Drive

                             Cumming, Georgia 30041






                               As of July 25, 2005



Carmi Gross





                  Re: Grant of Options to Purchase Common Stock

Dear Mr. Gross:

      On behalf of Planetlink Communications, Inc., (the "Company" or "Planetlink") I am pleased to confirm that the Board of Directors has granted you an option to purchase 10,000,000 shares of the Company's common stock, at an option exercise price of $.01 per share. The terms of this option are as follows.

1. Vesting. The option is immediately exercisable and is fully vested. If you cease to be a consultant to the Company pursuant to your consulting agreement with the Company dated July 25, 2005 prior to the termination time provided for in that consulting agreement for any reason other than the reasons described in paragraph 3 hereof any options which have not then been exercised will be forfeited. Otherwise the option shall be valid until terminated pursuant to the terms of this letter.

2. Option Nontransferable. The option will not be transferable by the you otherwise than by will, or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and will be exercisable during your lifetime only by you. Neither the option nor any interest therein may be transferred, assigned, pledged, or hypothecated by you during your lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment, or similar process.

3. Expiration of Option. The option shall not be exercisable after the expiration of the earlier of (i) five years from the date when it was granted or
(ii) six months following your total and permanent disability or death .

4. Exercise of Option. The Option may be exercised only by notice to the Company, accompanied by payment of the full purchase price for the shares as to which it is exercised, as well as any federal, state, and/or local income tax withholding required in connection with the exercise. The purchase price, together with any income tax withholding amount required, shall be paid in full upon any exercise of an option (i) by cash including a personal check payable to


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the order of the Company or (ii) by delivering at fair market value, valued as of the date of delivery, of Common Stock already owned by you, or (iii) by any combination of (i) and (ii). Shares which otherwise would be delivered to you upon exercise may, at your election, be retained by the Company in payment of any federal, state, and/or local income tax withholding due in connection with an exercise. Any shares acquired upon the exercise of the Option will be restricted securities and may not been resold unless registered under the Securities Act of 1933 or pursuant to an exemption from such registration. Stock certificates will bear an appropriate legend concerning the registration requirements of the Securities Act of 1933.

5. Change in Capitalization. In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares (a "change in Capitalization"), (i) such proportionate adjustments as may be necessary (in the form determined by the Board of Directors in its sole discretion) to reflect such change shall be made to prevent dilution or enlargement of your rights with respect to the number of shares of Common Stock covered by your and the exercise price in respect thereof and the Board may make such other adjustments, consistent with the foregoing, as it deems appropriate in its sole discretion.

6. Securities Laws. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

Very truly yours,

Planetlinks Communications, Inc.



By /s/ M. Dewey Bain
   --------------------
   M. Dewey Bain, CEO







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